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                                 Exhibit 99.1
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For more information, contact:

Dru Milby                                Chris Sternberg
Chief Financial Officer and Treasurer    VP, Corporate Communications
502-261-4942                             502-261-4934

FOR IMMEDIATE RELEASE
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                        PAPA JOHN'S ANNOUNCES 205-UNIT
                       ACQUISITION IN THE UNITED KINGDOM

     Louisville, Kentucky (November 29, 1999) -- Papa John's International, Inc. (NASDAQ: PZZA) announced today the acquisition of Perfect Pizza Holdings Limited, an operator and franchisor of 205 delivery and carry-out pizza restaurants in the United Kingdom. The purchase price was (Pounds)20,000,000 (approximately $32,500,000) and was funded principally with cash. The acquisition will be accounted for as a purchase transaction and is expected to be slightly accretive to Papa John's in fiscal year 2000.


     Perfect Pizza is the largest independent delivery and carry-out pizza chain in the United Kingdom, with a focus on quality. Perfect Pizza's existing management team, headed by pizza veteran Tony Sherriff, will remain in place. The chain's 15 corporate and 190 franchised units are scheduled to be converted to Papa John's restaurants over the next 36 to 48 months. The company estimates that the United Kingdom will eventually support 370 Papa John's restaurants.

     "This purchase gives us a critical mass of restaurants in a major European market that would have taken us years to build from the ground up," said Papa John's Founder and CEO, John Schnatter. "We believe owning this quality-focused chain will provide us an excellent platform for advancing our international growth."

     "We look forward to building on the foundation that Perfect Pizza has established in the United Kingdom," said Papa John's Senior Vice President, International, Barry Barron. "With their experienced management team and consumer endorsement of their product, we're confident we can successfully develop the Papa John's brand in this important market."

     For three years running, Papa John's has received the highest quality and overall customer satisfaction ratings among U.S. national pizza chains in the prestigious Restaurants and Institutions' Choice in Chains survey. Following the acquisition, there were 2,201 Papa John's restaurants (559 company-owned and 1,642 franchised) operating throughout the U.S. and in five international markets and 205 Perfect Pizza restaurants operating in the United Kingdom. For more information about the company, visit Papa John's at www.papajohns.com.

     This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably, increases in food, labor, employee benefits and similar costs, economic and political conditions in the countries in which the company or its franchisees operate, pricing pressures resulting from competitive discounting and new product and concept development by food industry competitors. Further information regarding factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.